Exhibit 10.22

December 16, 2019

Mark Gundacker,

I am pleased to offer you a full-time position with Metromile, Inc. (the “Company”) in San Francisco, as a Chief People Officer, commencing on or before January 13, 2020.

Duties and Responsibilities. You will initially report to Dan Preston, CEO. You shall have such job duties and responsibilities commensurate with your position, which duties may change from time-to-time as the Company’s business needs and market conditions change.

Compensation. You will be paid a starting salary of $275,000 per year (less required deductions and withholdings), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

Benefits. You will be eligible to participate in the Company’s Flexible Time Away policy as outlined in the employee handbook. In addition, as a regular, full-time employee of the Company, you will be eligible to participate in the employee benefit plans and programs currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company. Your participation in such plans and programs is subject in each case to the terms and conditions of the plan or program in question, including any eligibility requirements for the plan or program.

At-Will Employment. Your employment with the Company is at will. This means that either you or the Company may terminate your employment at any time, for any reason. Should you choose to resign, the Company appreciates you providing two weeks’ notice of your resignation. The Company reserves the right to modify job titles, salaries, and benefits from time-to-time, as it deems necessary or appropriate.

Stock Options. If you decide to join the Company, it will be recommended to the Company’s Board of Directors that the Company grant you an option to purchase 100,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continued employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, and the grant does not confer any right to continued vesting or employment.

Background Check and Form 1-9. The Company reserves the right to conduct background checks on all of its potential employees. Your job offer, therefore, is contingent on your consent to such background check and your clearance of the check. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Disclosure of Prior Relevant Agreements. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, and you will not engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not disclose any third party confidential information to the Company, including that of your former employer. You further agree that you will not use any such information in performing your duties for the Company.

Agreement to Abide by Company Policies. As a Company employee, you will be expected to abide by the Company’s policies, rules, and standards. You will be required to sign an acknowledgment that you have read and understand the Company’s policies and rules of conduct which are included in the Company Handbook (which the Company will soon distribute).

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidential Information and Arbitration Agreement”). As a condition of your employment, you will be required to sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. As set forth more fully in the Confidential Information and Arbitration Agreement, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial (but all court remedies will be available in arbitration), (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your executed Confidential Information and Arbitration Agreement before your first day of employment.

Involuntary Termination After Change in Control. If at any time following your start date (the “Period”), (X) a Change in Control (as defined below) closes and (Y) within that Period you: (1) are terminated without Cause (as defined below) or (2) your employment is terminated by you for Good Reason (as defined below), and such Good Reason is not timely cured by the Company, then the Company will pay to you (which shall be the sole benefits you are entitled to under these circumstances): (i) a payment (less applicable withholdings and deductions) equivalent to 6 months of your base salary (as in effect immediately prior to (a) the Change in Control, or (b) the date of the termination of your employment, whichever is greater), payable as a single lump sum within 74 days of your termination of employment and; (ii) a payment (less applicable withholdings and deductions) equal to 6 months of the monthly COBRA premium at the time of your termination for the health dental and vision benefits that you and your eligible dependents had in effect under the Company’s welfare plans immediately prior to your termination payable as a single lump sum within 74 days of your termination of employment(collectively, (i) and (ii), “Severance Benefits”).

If within the first 365 days following the Period, (X) a Change in Control (as defined below) closes and (Y) within that Period you: (1) are terminated without Cause (as defined below) or (2) your employment is terminated by you for Good Reason (as defined below), and such Good Reason is not timely cured by the Company, then the Company will pay to you (which shall be the sole benefits you are entitled to under these circumstances): (i) acceleration of vesting of 12 months of all of your unvested equity awards under any equity incentive plan maintained by Company, to the extent permitted by such plan and by applicable laws ( the “Acceleration Benefits”).

The Severance Benefits and Acceleration Benefits will be forfeited and any and all Severance Benefits and Acceleration Benefits already paid shall be promptly repaid by the you unless you have: (i) returned all Company property in your possession, custody, or control within ten (10) business days of the effective date of your termination; and (ii) executed and delivered to the Company, and not revoked, a general release of claims (“Release Agreement”), in a form reasonably acceptable to the Company and You, and which shall include provisions for Confidentiality, Proprietary Rights, Non-Disclosure, Non-Disparagement, and Non-Solicitation), and remains in compliance with terms of the Release Agreement while receiving Severance Benefits and Acceleration Benefit.

Cause shall mean: (i) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a charge of any crime involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty, or moral turpitude; or (b) on any felony or misdemeanor charge; (ii) any act or omission by you involving dishonesty, disloyalty, or fraud with respect to any of the Company or any affiliate thereof; (iii) your breach of fiduciary duty to the Company or any affiliate thereof; (iv) your substantial, willful, or repeated disregard of the lawful and reasonable directives of the Company’s Board of Directors or Chief Executive Officer clearly communicated in writing to you, provided that if such disregard is capable of remedy you shall have thirty (30) days from receipt of written notification of such disregard by the Company in which to remedy such disregard; (v) a breach by you of any restrictive covenant or disclosure set forth in any agreement between you and Company or any affiliate thereof, provided that if such breach is capable of remedy, you shall have thirty (30) days from receipt of written notification of such disregard by the Company in which to remedy such disregard; (vi) your gross negligence or willful misconduct with respect to the Company or any affiliate thereof or its customers, clients, contractors, and/or vendors; (vii) the coming into effect of an order, ruling, or determination by a government body, court, or self-regulatory organization that imposes a bar or disqualification on you from employment with the Company (either permanently or for a period exceeding 180 days); (viii) violation of any of the Company’s policies against unlawful discrimination and harassment; (ix) your repeated alcohol or substance abuse while performing services for the Company; or (x) abandonment or gross dereliction of your work duties.

Good Reason shall mean: (i) a material diminution in your base salary, unless the base salary of a majority of the other employees at the same level as you are also proportionality reduced; (ii) a change in the geographic location of greater than 75 miles from where you previously performed your duties; or (iii) any material reduction in (I) job title or (II) responsibilities, in place immediately before the closing of the Change in Control; and to which any such event in (i) — (iii) you did not consent.

Change in Control shall mean: (i) any merger or consolidation of the Company with or into another entity (other than any such merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer, or other disposition (but excluding any licenses in the ordinary course of business), in a single transaction or series of related transactions, of all or substantially all of the assets of the Company on a consolidated basis, or; (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from the Company or its stockholders a majority of the voting power of the outstanding capital stock or other ownership interest in the Company.

Voluntary Resignation; Termination For Cause; Good Reason. If your employment with the Company terminates (i) voluntarily by you (other than for Good Reason) or (ii) by the Company for Cause, then the Company will have no duty to make any payments or provide any benefits to you pursuant to this Agreement other than the amount of your base salary and benefits, if any, accrued through the effective date of termination.

The Company must notify you, in writing, that you are being terminated for Cause, and such notice will identify in reasonable detail the facts and events that the Company believes constitute Cause.

You must notify the Company, in writing, that you intend to terminate your employment for Good Reason, and such notice will identify in reasonable detail the facts and events that the you believe constitute Good Reason; provided, if such breach by the Company is capable of remedy, the Company shall have thirty (30) days from receipt of such written notification of such Good Reason (the “Cure Period”) in which to remedy such breach and your termination of employment may not be effective until ten (10) business days after such Cure Period, unless the Company is unable to cure such breach or in writing affirmatively waives such Cure Period.

Entire Agreement. This letter, along with the Confidential Information and Arbitration Agreement, set forth the entire agreement between you and the Company regarding the terms of your employment. By signing below, you are agreeing to these terms, and you acknowledge and agree that you are not relying on any representations, promises or statements, oral or written, other than those contained in this letter and the Confidential Information and Arbitration Agreement. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by December 19, 2019.

To accept the Company’s offer, please sign and date this letter in the space provided below. We look forward to your acceptance of this offer and to working with you at Metromile, Inc.

Sincerely,

/s/ Dan Preston
Dan Preston, CEO

ACCEPTED AND AGREED:

/s/ Mark Gundacker	12/16/2019	01/13/2020
Mark Gundacker	Date	Anticipated Start Date